Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Form 10-K of Virginia Financial Group, Inc. and in the Registration Statement on Form S-8 (Nos. 333-83410) of our report, dated February 19, 2004, relating to the consolidated balance sheets of Virginia Financial Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001.

/s/    Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 12, 2004